Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

NetSuite Software (Asia Pacific) Pte. Ltd. (Singapore)

NetSuite (Philippines) Inc. (Philippines)

NetSuite Kabushiki Kaisha (Japan)

NetSuite Australia PTY LTD (Australia)